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                                                                     EXHIBIT 4.3


                    FORM OF OPTION CANCELLATION AGREEMENT

                 THIS AGREEMENT is made as of August __, 1995 by and between Automotive Industries Holding, Inc., a Delaware corporation (the "Company"), and the individual whose name appears on the signature page hereto (the "Optionee").

                 Pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of July 16, 1995 by and among the Company, Lear Seating Corporation, a Delaware corporation ( "Buyer"), and AIHI Acquisition Corp., a Delaware Corporation ("Merger Subsidiary"), Buyer and Merger Subsidiary have agreed to purchase all of the shares of the Company's Class A Common Stock (the "Shares") at a price of $33.50 per share in cash (as such price may be increased pursuant to the Merger Agreement (the "Offer Price")). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

                 In connection with the transactions contemplated under the Merger Agreement and as contemplated under the 1992 Key Employee Stock Option Plan, the Optionee desires to cancel the Optionee's stock options to purchase
(i) the number of Shares set forth on the signature page hereto under the caption "Number of Option Shares to be Cancelled" (the "Cancelled 1992 Option Shares") opposite the number of Shares granted at an exercise price equal to $16.875 (the "1992 Exercise Price") pursuant to that certain stock option agreement dated July 25, 1992 (the "1992 Options"), (ii) the number of Shares set forth on the signature page hereto under the caption "Number of Option Shares to be Cancelled" (the "Cancelled 1993 Option Shares") opposite the number of Shares granted at an exercise price equal to $24.50 (the "1993 Exercise Price") pursuant to that certain stock option agreement dated August 6, 1993 (the "1993 Options") and (iii) the number of Shares set forth on the signature page hereto under the caption "Number of Option Shares to be Cancelled" (the "Cancelled 1994 Option Shares") opposite the number of Shares granted at an exercise price equal to $27.75 (the "1994 Exercise Price") pursuant to that certain stock option agreement dated August 8, 1994 (the "1994 Options"). The 1992 Options, 1993 Options and 1994 Options, as well as any replacement stock option agreements, if any, are referred to collectively herein as the "Options." The Cancelled 1992 Option Shares, Cancelled 1993 Option Shares and Cancelled 1994 Option Shares are referred to collectively herein as the "Cancelled Option Shares."

                 In connection with such cancellations, the Company desires to pay to the Optionee an amount equal to (i) the number of Cancelled 1992 Option Shares multiplied by the excess of (a) the Offer Price over (b) the 1992 Exercise Price, plus (ii) the number of Cancelled 1993 Option Shares multiplied by the excess of (a) the Offer Price over (b) the 1993 Exercise Price plus
(iii) the number of Cancelled 1994 Option Shares multiplied by the excess of
(a) the Offer Price over (b) the 1994 Exercise Price (collectively, the "Cancellation Payment") in consideration for such cancellation.

                 NOW, THEREFORE, the parties agree as follows:

                 1. Cancellation. The Optionee hereby agrees to cancel and surrender all of the Optionee's rights under the Options which relate solely to the Cancelled Option Shares effective on the date of the consummation of the Merger, and the Company hereby agrees to pay to the Optionee on the date of the consummation of the Merger, or as soon as practicable thereafter, the Cancellation Payment. Notwithstanding the foregoing, the
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Company shall be entitled to withhold from the Optionee the amount of any withholding or other tax due in connection with such cancellation.

                 2. Optionee's Representation and Warranties. As a material inducement to the Company to enter into this Agreement and make the Cancellation Payment, the Optionee hereby represents and warrants to the Company that:

                 (a) Capital Stock and Related Matters. Other than pursuant to the Options, the Optionee has no right, title or interest in any stock or securities convertible or exchangeable for any shares of the Company's capital stock and the Optionee does not have any right title or interest in any rights or options to subscribe for or to purchase the Company's capital stock or any stock or securities convertible into or exchangeable for the Company's capital stock. To the best of the knowledge of the Optionee, all of the Options are duly authorized and validly issued. The Optionee has good, marketable and unencumbered title to the Options, free and clear of all pledges, security interests, liens, claims, encumbrances, agreements, rights of first refusal, and options of any kind whatsoever.

                 (b) Authorization; No Breach. This Agreement has been duly executed and delivered by the Optionee. This Agreement constitutes a valid and binding obligation of the Optionee, enforceable in accordance with its terms. The execution and delivery by the Optionee of this Agreement and compliance with the terms hereof by the Optionee, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, any law, statute, rule or regulation to which the Optionee is subject, or any agreement, instrument, order, judgment or decree to which the Optionee is a party or by which it is bound.

                 3. The Optionee shall indemnify, defend and hold harmless from and against any and all claims, losses, liabilities, costs, expenses, obligations and damages incurred or paid by the Company that would not have been sustained, incurred or paid if all of the representations and warranties set forth in Section 2 hereof had been true and correct; provided, however that the Optionee shall not be obligated to indemnify the Company for any amounts in excess of the Cancellation Payment.

                 4. Each of the Company and the Optionee does hereby forever release, discharge and acquit the other party from all claims, demands, obligations and liabilities, whensoever arising out of, connected with or relating to the Cancelled Option Shares and the cancellation thereof (except pursuant to Section 3 hereof).

                 5.       General Provisions.

                 (a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect


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under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                 (b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                 (c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                 (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Optionee, the Company and their respective successors and assigns; provided that the rights and obligations of the Optionee and the Company under this Agreement shall not be assignable without the prior written consent of the other party.

                 (e) Choice of Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and the Optionee. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

                 (f) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

                 (g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Optionee.


                                    *****


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                 IN WITNESS WHEREOF, the parties hereto have executed this
Option Cancellation Agreement on the date first written above.


                                        AUTOMOTIVE INDUSTRIES HOLDING, INC.

                                        By __________________________________

                                        Its __________________________________


                                        OPTIONEE:


                                        ____________________________________
                                        [Optionee]





The number of Shares granted to [Optionee] pursuant to the Options, and the number of Shares elected to be cancelled:


                                Number of Option      Number of Option
                                Shares Granted        Shares to be Cancelled
                                ----------------      ----------------------


Shares granted pursuant
to the 1992 Options:            [ __________ ]         ___________________

Shares granted pursuant
to the 1993 Options:            [ __________ ]         ___________________

Shares granted pursuant
to the 1994 Options:            [ __________ ]         ___________________